PRESS RELEASE

                                  Contact: Fred G. Kowal
                                           President and Chief Operating Officer
                                           ASB Holding Company
                                           (973) 748-3600
ASB Holding Company
365 Broad Street
Bloomfield, NJ  07003-2798

OTC Electronic Bulletin Board "ASBH"                       For Immediate Release
                                                           ---------------------
                                                           September 27, 2005


    ANTICIPATED CLOSING OF SECOND-STEP CONVERSION OF ASB HOLDING COMPANY AND
             AMERICAN SAVINGS, MHC AT SUPERMAXIMUM OF OFFERING RANGE

Bloomfield, New Jersey - September 27, 2005 - ASB Holding Company (OTC Electronic Bulletin Board "ASBH") (the "Company"), the middle-tier stock holding company of American Bank of New Jersey (the "Bank"), announced today that it expects to close its second-step conversion from the mutual holding company form of organization to a full stock corporation (the "Conversion") on October 5, 2005. Upon closing, American Savings, MHC and ASB Holding Company will cease to exist.

Subject to the receipt of regulatory approval from the Office of Thrift Supervision, American Bancorp of New Jersey, Inc., the new holding company for the Bank, expects to sell 9,918,750 shares of its common stock in the Conversion at $10.00 per share. In addition, each share of common stock held by the public stockholders of ASB Holding Company is expected to be converted into 2.55102 shares of common stock of American Bancorp of New Jersey, Inc., resulting in an aggregate of 4,250,892 exchange shares. Accordingly, American Bancorp of New Jersey, Inc. will have 14,169,642 total shares outstanding following the Conversion, which is the super-maximum of the estimated valuation range.

Shares of American Bancorp of New Jersey, Inc. are expected to begin trading on October 6, 2005 on the Nasdaq National Market under the symbol "ABNJ."

The offering was oversubscribed by eligible account holders at the Bank as of March 31, 2004. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures set forth in the Company's plan of conversion. The Bank's employee stock ownership plan will purchase 793,500 shares, representing 8% of the shares sold in the offering. Supplemental eligible account holders as of June 30, 2005 and other depositors at the Bank as of July 31, 2005 will not have orders filled.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to the Company in connection with the Conversion and managed the offering. Malizia Spidi & Fisch, PC acted as special counsel.

ASB Holding Company is the holding company for American Bank of New Jersey. At June 30, 2005, the Company had total assets and stockholders' equity of $443.2 million and $39.3 million, respectively while reporting total deposits of $331.4 million and net loans of $339.5 million. The Bank is a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and a branch office in Cedar Grove, New Jersey.

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The foregoing  information contains  forward-looking  statements  concerning our plans, objectives, expectations, estimates and intentions. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.